Exhibit 10.2

English Translation

Computing Power Technical Service Agreement

Party A:

Registered Address:

Contact Person:

Email:

Telephone:

Party B: AGCC SINGAPORE PTE. LTD

Registered Address: 91 BENCOOLEN STREET, #12-03, SUNSHINE PLAZA, SINGAPORE 189652

Contact Person:

Email:

Telephone:

Whereas Party A intends to use Party B’s computing power technical services, Party A and Party B, on the principle of equality and mutual benefit, in accordance with the provisions of relevant laws and regulations and after friendly consultation, have reached this Agreement in respect of Party A’s engagement of Party B to provide computing power technical services, and both parties shall jointly observe and perform this Agreement.

Article 1 Service Contents

1.1 Service Term: The service term of this Agreement shall be 60 months (5 years). In order to lock in the service term, Party A and Party B agree that the service instances shall be delivered in batches and that delivery and acceptance shall be completed before September 30, 2026. Any change shall be subject to the written confirmed order sent by Party A to Party B.

1.2 Service Scope: During the service term agreed in this Agreement, Party B shall provide Party A with computing power cloud services, including computing power resources and network product services such as cloud services and dedicated-line-related services. The details, quantities, unit prices and total prices of the relevant services are set out in Appendix I (Service Details and Prices) to this Agreement; the total scale, specific service scope, delivery specifications and operation and maintenance technical standards of the computing power cloud services agreed in this Agreement are set out in Appendix II (Technical Service Specifications) to this Agreement, and the delivery schedule and specific requirements are set out in Appendix III (Delivery Schedule Confirmation) to this Agreement.

1.3 Delivery Method and Location: Party B shall deliver in batches in the form of cloud node access in accordance with Appendix III.

1.4 Party B shall, in accordance with the appendices to this Agreement, cooperate with Party A to expand or reduce the bandwidth and quantity of dedicated lines according to actual needs, and the price for the relevant change shall be separately negotiated and determined by both parties.

Article 2 Service Fees and Payment

2.1 The unit prices and total prices of the computing power cloud services under this Agreement shall be as agreed in Appendix I (Service Details and Prices) to this Agreement, and settlement shall be paid in U.S. dollars.

2.2 This Agreement is a 5-year locked-in contract. The prices shown in Appendix I shall apply only to the service fees for the supply scope agreed in this Agreement. For demand changes such as expansion/reduction, both parties shall communicate separately on prices according to the changed demand.

2.3 Party A shall pay service fees to Party B on a quarterly basis according to Appendix I (Service Details and Prices) to this Agreement. In each quarter, both parties shall determine the final settlement amount for that quarter according to the actual accepted and qualified usage of that month and service deductions (if any). The quarterly payment amount = actual usage for that quarter * unit price - deductions for failure to meet SLA in that month (if any). Party B shall provide the bill for the current quarter to Party A by email after the end of each quarterly service period. After Party A determines the payable amount for that quarter within three working days, Party B shall submit the online online acceptance process in Party A’s supplier system ( ) according to the amount confirmed by Party A and Party B. After acceptance is successful, Party B shall issue an official invoice to Party A according to the invoicing information automatically provided by the system, and Party A shall pay the service fees to Party B within 10 working days after receipt of the invoice. The above working days refer to statutory working days of the People’s Republic of China. If Party A makes late payment, it shall bear liability for breach of contract in accordance with Article 10 of this Agreement. Each batch of computing power services purchased by Party A shall commence billing from the time when Party B opens the complete permissions for Party A and Party A has passed testing and acceptance. The delivery scope and SLA are set out in Appendix II (Technical Service Specifications).

2.4 Party A and Party B shall each bear their own taxes and fees and shall comply with the tax laws of their respective countries.

2.5 Party A shall pay the amounts to the bank account reserved by Party B in Party A’s supplier system. If Party B changes its receiving account, it shall update the latest account information in Party A’s supplier system 10 working days in advance. Party A shall make payment according to the account information retained by Party B in Party A’s supplier system ( ). If payment is made to the wrong account or other issues arise due to Party A’s failure to update the information in a timely manner, all liabilities arising therefrom shall be borne by Party B itself. The settlement currency shall be U.S. dollars.

2.6 After the expiration of the cooperation under this Agreement, for the same computing power cloud services, Party A shall have the first priority right to renew, expand or reduce the services, and Party B shall cooperate with Party A to complete the deployment simultaneously. The business terms after expiration shall be flexibly negotiated and determined by both parties.

Article 3 Rights and Obligations of Party A

3.1 When using Party B’s services, Party A shall strictly comply with any applicable laws and regulations. The activities conducted using Party B’s services shall have obtained recognition, approval and filing from the relevant administrative authorities (if applicable), and Party A shall not use Party B’s services to engage in any illegal or criminal activities. Party B only acts as a neutral technical service cloud service provider. If Party A uses Party B’s services to engage in any illegal or criminal activities, all legal consequences, expenses and losses arising therefrom shall be borne by Party A.

3.2 Party A shall itself adopt reasonable and secure technical measures in respect of all types of data and other information stored on Party B’s servers as a result of using the services provided by Party B, so as to ensure their security and integrity, and shall bear full responsibility for the results caused by the relevant actions taken by Party A itself (including but not limited to fee arrears, self-installed software, adoption of encryption measures or other security measures, etc.).

3.3 Party A confirms and agrees that data actively deleted by Party A cannot be recovered, and that when Party B’s provision of services results in the decommissioning of the entire server due to expiration of the service term or due to reasons under Article 12 of this Agreement, Party B will carry out data clearing work, and the relevant data will not be recoverable.

3.4 The data already owned by Party A before the commencement of the cooperation between Party A and Party B, as well as the data processed, stored, uploaded, downloaded and distributed by Party A through the services provided by Party B, shall all be Party A’s data. Party A shall have full ownership thereof. Party A shall complete the backup, migration, destruction and other work for Party A’s data within 30 calendar days after the end of the project cooperation. If Party A requires Party B to cooperate in handling the backup, migration or destruction of relevant data, Party B shall cooperate with Party A. If Party A fails to release the resources of Party B occupied by Party A as agreed, Party A shall pay Party B resource occupation fees in the amount of the service fees actually incurred according to the actual period of resource occupation and at the rates agreed in this Agreement.

3.5 Party A shall be responsible for the security of the system or equipment accounts and passwords handed over by Party B, and shall independently operate and control such system accounts. If Party A discovers any illegal use of its account, it shall immediately notify Party B, and Party B shall cooperate in a timely manner to safeguard the independence and stability of Party A’s use.

3.6 Party A shall pay fees to Party B according to the time and amount agreed in this Agreement, and if payment milestones are agreed, Party A shall perform according to the agreed milestones. At the same time, Party A shall provide Party B with necessary materials and cooperation matters required for the performance of this Agreement to ensure that Party B can normally provide services and complete delivery.

3.7 Party A shall have the right, in accordance with Appendix II (Technical Service Specifications), to supervise and inspect Party B’s maintenance services, spare parts inventory and SLA achievement status, and Party B shall cooperate.

3.8 If Party B’s services are delayed, cannot be delivered or service failures occur due to Party A’s own reasons, such as incomplete provision of materials, untimely cooperation or improper operation, Party A shall bear full responsibility.

Article 4 Rights and Obligations of Party B

4.1 Party B shall provide Party A with stable and compliant computing power services and after-sales technical support in accordance with this Agreement and the appendices, including providing consulting design, solution planning and other services in response to Party A’s needs, and shall ensure the continuous optimization and improvement of subsequent services and strictly comply with all operation and maintenance standards agreed in Appendix II (Technical Service Specifications).

4.2 Party B undertakes that the services provided by Party B shall not contain any viruses, Trojan horses, malicious codes/software, and shall ensure the overall security of the cluster networking used by Party A for the services.

4.3 Party B shall not access or process Party A’s data without Party A’s written authorization, and shall not use Party A’s data or any content containing Party A’s data for any purpose other than those agreed in this Agreement.

4.4 When Party A requires the assistance of Party B’s technical personnel, or when Party B’s technical personnel need to enter the system or equipment to perform operations due to system debugging, maintenance upgrades or other reasons, Party B may only perform such operations after receiving Party A’s written authorization notice. The operation process shall be subject to Party A’s supervision, and complete operation records shall be retained for Party A’s inspection.

4.5 Party B shall advance the delivery work according to the batches and schedule agreed in this Agreement and Appendix III, and ensure that all service instances are delivered in batches, cluster networking is completed and Party A’s acceptance is completed before September 30, 2026. Late delivery shall be deemed a breach of contract by Party B, and Party B shall bear the liability for breach of contract agreed in Clause 10.3 of this Agreement.

4.6 Party B shall, in strict accordance with Appendix II (Technical Service Specifications) to this Agreement, provide Party A with 7x24-hour technical support, spare parts in advance, fault repair, periodic inspection, maintenance reports and other services; establish a complete spare parts/spare machine inventory; ensure the stability and continuity of the computing power services and dedicated line services; and meet all SLA indicator requirements.

4.7 Party B shall, in accordance with Appendix II, submit monthly maintenance reports to Party A each month and annual reports each fiscal year, organize a monthly computing power service communication meeting between both parties each month, and conduct an annual service summary each fiscal year to synchronize information such as service progress, spare parts levels and SLA compliance status.

4.8 If Party B violates any provision of Clauses 4.1 to 4.7 of this Agreement, it shall be deemed a material breach by Party B, and Party A shall have the right to require Party B to compensate Party A for all losses caused thereby, including reasonable expenses such as litigation fees, arbitration fees, preservation fees, preservation insurance fees, attorney fees, notarization fees, appraisal fees and evidence collection fees incurred as a result of Party B’s breach.

4.9 Party B shall cooperate with Party A, according to actual business needs, to promptly expand or reduce the bandwidth and quantity of dedicated lines, and shall not delay or refuse without reason. The prices and service standards for the relevant changes shall be separately negotiated by both parties.

4.10 Party B shall, in accordance with Appendix II, provide a non-return service for hard disk media by destroying on site the storage media replaced during repair, so as to ensure the security of Party A’s data.

4.11 After the price under this Agreement is confirmed, Party B shall not delay/refuse delivery due to changes in market prices or other reasons. If the project cannot be launched according to the delivery cycle agreed in Appendix III, Party A shall have the right to make a claim for breach of contract. After the price under this Agreement is confirmed, Party B shall provide a performance bond in the amount of USD1 million with Party A as beneficiary as performance guarantee. If Party B has not launched the contract after more than 30 calendar days from the launch date agreed in Appendix III, Party A shall have the right to terminate the contract on the basis of the claim.

Article 5 Intellectual Property

5.1 Any proprietary rights involved in the trademarks, patents, copyrights or any other relevant materials of the other party that either party is authorized to access or use due to performance of its obligations under this Agreement shall not be deemed as a transfer of ownership of such rights, and the ownership of such rights shall belong to the provider.

5.2 Without the prior written consent of the other party, neither party may use or copy the other party’s trademarks, marks, business information, technologies and other materials without authorization. Any intellectual property authorization license obtained by either party from the other party shall not be used for any purpose other than the purposes and scope agreed in this Agreement.

5.3 The technical achievements arising during the performance of this Agreement shall, unless otherwise agreed by both parties, belong to the party that completes them. If one party uses the other party’s intellectual property, it shall obtain the other party’s written authorization in advance and pay the corresponding license fees (unless otherwise agreed by both parties).

Article 6 Confidentiality

6.1 Without the written permission of the other party or unless otherwise agreed in this Agreement, neither party shall disclose to any third party unrelated to the performance of this Agreement any content of the terms of this Agreement, the signing and performance of this Agreement, or any information of the other party and its affiliates learned through the signing and performance of this Agreement. However, for the purpose of performing this Agreement, either party may disclose the foregoing information to its legal, accounting, commercial and other advisers and authorized employees (Receiving Party Representatives), and the Receiving Party Representatives shall agree to assume confidentiality obligations identical to or stricter than those provided in this Agreement.

6.2 This confidentiality clause shall continue to have legal effect during the term of this Agreement and for three years after termination. In case of any violation, the breaching party shall bear all losses caused thereby to the non-breaching party, including direct losses, indirect losses and all reasonable expenses incurred in pursuing losses.

6.3 Without the prior written permission of the other party, neither party shall make any public statement regarding this Agreement.

6.4 If either party discovers that the other party has violated Article 6 of this Agreement, including but not limited to either party receiving notice from relevant administrative authorities or judicial authorities requiring corresponding measures to be taken against the other party, or either party learning that relevant administrative authorities or judicial authorities have taken corresponding disposal or punishment measures against the other party, or either party receiving a lawful rights claim from a third-party right holder against the other party, the non-breaching party shall have the right to immediately suspend or terminate all or part of the services under this Agreement, or directly take all measures it deems necessary to mitigate adverse effects on the non-breaching party, and shall have the right to decide whether to continue performing this Agreement after the issue has been resolved or to immediately terminate this Agreement. The non-breaching party shall not be liable for any losses caused to the breaching party by any measures or decisions taken for the foregoing reasons, and all losses caused to the non-breaching party for the foregoing reasons shall be borne by the breaching party.

Article 7 Representations and Warranties

7.1 Both parties mutually represent, state and warrant to each other as follows:

(1) it is an independent legal person legally established and validly existing, and has full civil capacity and subject qualification to sign and perform this Agreement;

(2) it is qualified to engage in the cooperation under this Agreement, and such cooperation complies with its business scope and the provisions of its articles of association;

(3) it has the ability to perform all of its obligations under this Agreement, and such performance does not violate any restrictions under any legal documents, contracts or agreements binding on it;

(4) during the cooperation period, it shall not carry out any act harmful to the interests of the other party, including but not limited to infringing the other party’s copyrights, reputation rights, trade secrets and/or other lawful rights and interests;

(5) Party B warrants that it has all capabilities in hardware, technology, personnel, spare parts and other aspects required to perform this Agreement and can satisfy all service standards agreed in Appendix II (Technical Service Specifications);

(6) unless expressly authorized by this Agreement, neither party shall have the right to mortgage, make any statement, authorize signing, or create any obligations or liabilities on behalf of the other party in any manner.

7.2 If either party violates the above representations, statements and warranties, it shall be deemed to have violated this Agreement, and the breaching party shall compensate the non-breaching party for all losses suffered thereby and shall bear corresponding liability for breach of contract in accordance with this Agreement.

Article 8 Amendment and Renewal of the Agreement

8.1 Any amendment or supplement to this Agreement shall be subject to consultation and agreement by both parties and the signing of a written agreement, and such written agreement shall have the same legal effect as this Agreement. Any change to the appendices to this Agreement shall be separately confirmed in writing by both parties and shall, after confirmation, form an integral part of this Agreement.

8.2 This Agreement is a 5-year locked-in contract. Before the expiration of the service term, if Party A intends to continue using Party B’s computing power cloud services, it shall issue a written renewal notice to Party B 90 calendar days before the expiration of the service term, and both parties shall separately negotiate the renewal terms. If Party A fails to issue a renewal notice within the above period, this Agreement shall automatically terminate upon expiration of the term, and Party B shall have the right to clear service resources after expiration of the term. Party A shall complete data migration and resource release in accordance with this Agreement.

Article 9 Termination of the Agreement

9.1 The service term of this Agreement shall be calculated from the delivery completion date agreed by both parties to this Agreement (September 30, 2026), for a term of 60 calendar months. Unless otherwise agreed in this Agreement or agreed by both parties through consultation, neither party may terminate this Agreement early.

9.2 If Party A requests early termination of part or all of the services, it shall issue a written notice to Party B 20 calendar days in advance through the contact information first set out in this Agreement. After Party B receives the above notice, it shall terminate such service at the termination time requested by Party A, and Party A shall pay Party B all incurred service fees according to the original termination date.

9.3 If Party B needs to terminate the contract early due to force majeure changes in laws, regulations or regulatory policies (including but not limited to export control laws and applicable sanctions laws) that cause the performance of this Agreement to violate export control laws and applicable sanctions laws, Party B shall notify Party A in writing in the form first set out in this Agreement six calendar months before the termination date. After Party A receives the notice, it shall complete the processing of Party A’s data within six calendar months, and Party B shall assist Party A in migrating the data and services to an alternative service provider designated by Party A, continue to provide services during the migration period, and bear the migration costs. If the contract is terminated early due to this clause, Party A shall only treat the period during which Party A actually used Party B’s services as the actual usage period and pay Party B the corresponding payable fees for such period, without involving any other additional fees.

9.4 Unless otherwise agreed in this Agreement, this Agreement shall terminate under the following circumstances: either party declares bankruptcy, enters into liquidation with the prior written consent of the other party (except voluntary liquidation for the purpose of a proper solvent reorganization or merger), or enters into dissolution procedures.

9.5 Once this Agreement becomes effective, it shall be legally binding on both parties. Unless agreed by both parties through consultation or due to reasons agreed in this Agreement, neither party may unilaterally terminate this Agreement without reason. If Party A unilaterally terminates this Agreement without legitimate reason, Party A shall pay Party B liquidated damages in an amount equivalent to 60% of the price corresponding to the unperformed services under the order proposed to be terminated. If Party B unilaterally terminates this Agreement without reason, Party A shall have the right under Clause 4.11.

9.6 After termination of this Agreement, the rights and obligations of both parties under this Agreement shall terminate, but the clauses in this Agreement relating to intellectual property, confidentiality, liability for breach of contract, dispute resolution, data processing and fee settlement shall continue to be effective until the relevant obligations have been fully performed.

Article 10 Liability for Breach of Contract

10.1 Any failure by either party to perform any clause under this Agreement shall be deemed a breach of contract. After either party receives a written notice from the other party specifying the breach, if it confirms that the breach actually exists, it shall correct the breach within 10 working days and notify the other party in writing; if it considers that the breach does not exist, it shall submit written objection or explanation to the other party within 10 working days, in which case both parties may negotiate on the issue. The breaching party shall bear the actual losses caused to the non-breaching party by its breach. If this Agreement provides otherwise, such provisions shall prevail.

10.2 If Party A fails to make payment according to the amount and time agreed in this Agreement, and Party B has notified Party A, for each calendar day of late payment, Party A shall pay Party B a daily liquidated damages amount equal to five ten-thousandths of the amount payable but unpaid by Party A. If payment is delayed for more than 30 calendar days, Party B shall have the right to unilaterally terminate this Agreement.

10.3 If Party B fails to deliver the agreed services at the time agreed in this Agreement, for each calendar day of late delivery, Party B shall pay Party A daily liquidated damages equal to five ten-thousandths of the total amount in Appendix I, capped at 5% of the total contract amount. If delivery is delayed for more than 30 calendar days, Party A shall have the right to unilaterally terminate this Agreement and require Party B to refund all amounts already paid and bear all losses caused thereby. If, before this, Party B submits to Party A a reasonable delay report recognized by Party A, both parties shall separately negotiate a new delivery time.

10.4 If Party B fails to meet the SLA indicator requirements agreed in Appendix II (Technical Service Specifications) (such as work order closure rate, server downtime rate, equipment availability, etc.), it shall be deemed a breach of contract by Party B, and Party B shall carry out rectification and bear corresponding liability for breach of contract as agreed in Appendix II. If losses are caused to Party A thereby, Party B shall compensate Party A in full.

10.5 If the liquidated damages agreed in this Agreement are insufficient to make up for the losses of the non-breaching party, the breaching party shall compensate the non-breaching party for all losses, including but not limited to direct losses, indirect losses, loss of expected benefits, and all reasonable expenses incurred in pursuing losses, such as litigation fees/arbitration fees, attorney fees, preservation fees and travel expenses.

Article 11 Force Majeure

11.1 Force majeure refers to events that Party A and Party B cannot reasonably control, are unforeseeable or, even if foreseeable, cannot be avoided, and that obstruct, affect or delay the performance by either party of all or part of its obligations under the Agreement. In view of the special nature of the Internet and computing power services, force majeure includes but is not limited to the following circumstances affecting the normal operation of services:

(1) governmental acts, such as new acts or measures taken by policies, laws and regulations applicable to either party (including but not limited to the laws and regulations of the United Nations, China, the United States and the countries involved concerning export control and sanctions) or governmental authorities with jurisdiction, resulting in all or part of the orders under this Agreement being unable to be performed, or continued performance possibly causing a material adverse impact on one party;

(2) abnormal social phenomena such as epidemics and strikes, but excluding internal labor disputes. At the same time, the following and similar circumstances shall be deemed force majeure: interruption of telecommunications backbone lines, hacker attacks, virus intrusion, network congestion, technical adjustments by telecommunications departments, adverse and material changes in capital market conditions, etc.

11.2 The party affected by a force majeure event shall immediately notify the other party in writing of the event and provide valid supporting documents within 15 working days after the occurrence of the event. The parties shall, according to the degree of impact of the force majeure event, negotiate and decide whether to terminate this Agreement, partially exempt the obligations to perform this Agreement, or postpone the performance of this Agreement.

11.3 If either party is unable to perform this Agreement due to force majeure, that party may be exempted from corresponding liability for breach of contract, but shall resume performance of this Agreement immediately after the impact of force majeure is eliminated. If force majeure causes this Agreement to be unable to continue to be performed, neither party shall bear liability for breach of contract, Party A shall pay fees according to the period of actual use of the services, and Party B shall refund to Party A the service fees already paid but not actually used.

Article 12 Dispute Resolution

12.1 The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macao and Taiwan).

12.2 Any dispute arising out of or in connection with this Agreement shall first be resolved by both parties through friendly consultation. If consultation fails, either party shall have the right to submit the dispute to the Singapore International Arbitration Centre (SIAC) for arbitration in accordance with the arbitration rules of the Centre then in effect at the time of application for arbitration.

12.3 The place of arbitration shall be Singapore. The arbitral award shall be final and legally binding on both parties, and both parties shall promptly perform their obligations in accordance with the award.

12.4 During the period of dispute resolution, except for the disputed matters, the other clauses of this Agreement shall continue to be effective and both parties shall continue to perform.

Article 13 Miscellaneous

13.1 The appendices to this Agreement are an integral part of this Agreement and have the same legal effect as the text of this Agreement. The appendices to this Agreement include:

Appendix I: (Service Details and Prices)

Appendix II: (Technical Service Specifications)

Appendix III: (Delivery Schedule Confirmation)

13.2 For matters not covered in this Agreement, both parties may separately sign supplemental agreements, and such supplemental agreements shall have the same legal effect as this Agreement.

13.3 This Agreement shall become effective from the date on which the authorized representatives of both parties sign and affix their respective company seals/contract seals.

13.4 This Agreement is executed in two originals, with Party A holding one and Party B holding one, each having the same legal effect.

(No text below; this is the signature page of the Agreement)

Party A:

Authorized Representative (Signature):

Signing Date: ______ Year ____ Month ____ Day

Party B: AGCC SINGAPORE PTE. LTD

Authorized Representative (Signature):

Signing Date: ____ Year _____ Month _____ Day

Appendix I (Service Details and Prices)

I. Service Prices

Room No.	Quantity (Number of Instances)	Contract Term (Months)	Tax-exclusive Unit Price (USD/Instance-Month)	Tax-exclusive Total Price (USD/Instance-Month)
36 (Years 1-3)
12 (Year 4)
12 (Year 5)

401 Room tax-inclusive total price (Singapore GST: 9%)

Room No.	Quantity (Number of Instances)	Contract Term (Months)	Tax-exclusive Unit Price (USD/Instance-Month)	Tax-exclusive Total Price (USD/Instance-Month)
36 (Years 1-3)
12 (Year 4)
12 (Year 5)
402 Room tax-exclusive total price
402 Room tax-inclusive total price (Singapore GST: 9%)

Remarks

1. The prices for the above two rooms, 401 and 402, are fixed for the first three years, and the prices for the fourth and fifth years are estimated prices. Both parties shall have the right, before the end of the third-year contract term, to re-discuss the prices for Year 4 and Year 5 according to the then-current market conditions. If no new price negotiation results, both parties agree to continue to perform this Agreement according to the above prices.

2. Party B shall give priority to completing the service delivery for Room 401. Party A shall have the right to decide whether to continue purchasing Room 402 from Party B according to the delivery speed and service quality of Room 401 by Party B.

3. After the contract term expires, for the same computing power cluster, Party A shall have the first priority right to choose renewal/expansion/reduction, and Party B shall cooperate with Party A in simultaneous deployment. Both parties shall flexibly communicate the commercial terms for change requests after the contract term.

4. Party B shall cooperate with Party A, according to actual business conditions and needs, to promptly reduce/expand the bandwidth and quantity of dedicated lines, and the prices for the relevant changes shall be separately negotiated and determined by both parties.

5. The service prices and charging standards not agreed in this Appendix shall be implemented after separate written confirmation by both parties.

Appendix II (Technical Service Specifications)

1. Preface

In order to ensure the normal operation of the computing power operation and maintenance services provided by Party B to Party A (that is, the security, stability and continuity of the computing power operation and maintenance services provided by Party B), and to improve Party B’s after-sales service experience and maintenance work in performing the computing power operation and maintenance services for Party A, these specifications are specially formulated, and Party A and Party B shall jointly comply with these specifications.

This document is the operation and maintenance service standards that the computing power operation and maintenance service supplier (that is, Party B, hereinafter referred to as Party B or the Supplier) undertakes to Party A to perform in order to satisfy the above purposes, namely, Party B’s commitments and guarantees for service work in terms of the definition of hardware maintenance, service contents, personnel, spare parts and other aspects involved in computing power carrying. The relevant teams of Party A and Party B shall jointly comply with these specifications.

2. Definition of Maintenance

For the hardware involved in carrying the computing power resources of this project, the Supplier shall ensure that during the service provision period, the relevant hardware enjoys maintenance services, and the Supplier shall ensure that the manufacturer providing the maintenance services is the original equipment manufacturer.

Maintenance Triggering Conditions

Party A, as the customer of the computing power services provided by Party B, shall, based on Party A’s diagnosis results, submit repair requests affecting the operation and maintenance services to Party B through channels such as email, platform and telephone. With customer service first as the objective, after Party B receives Party A’s request, it shall promptly visit the site to provide specific services. For the convenience of both parties’ records, both parties agree to make relevant records in written forms such as work orders.

3. Service Contents

3.1 Capability Service Requirements

No.	Service Content	Detailed Requirements
1	Technical support services	Ensure the normal and stable operation of Party A’s underlying computing power hardware system. Ensure that spare parts and personnel respond in a timely manner in emergency situations, restore business at the first time, and avoid affecting Party A’s normal business due to equipment failures and technical issues.
2	On-site technical support services	Provide 7x24-hour on-site repair and work order closure services after receiving work orders.
3	Remote technical support services	Provide 7x24-hour remote technical support services and receive fault feedback and declarations at any time. The 7x24 technical support services will include product technical consultation, equipment configuration and use guidance, and diagnosis and troubleshooting of hardware or software faults.
4	Spare parts in advance services	When equipment fails, during the maintenance period of the failed equipment, spare parts and complete machines not lower than the specifications of the original equipment must be provided to restore in a timely manner and reduce fault risks.
5	Maintenance report services	Monthly reports: output maintenance status statistics according to the current maintenance status and complete submission within the first week of each month; annual reports: conduct maintenance statistics for all retained equipment across the whole network and complete submission within the last month of Party A’s fiscal year.
6	Equipment diagnosis solution services	Document services including but not limited to fault contents, fault handling methods and fault preventive solutions.
7	Difficult fault escalation services	If the on-site service engineer cannot clearly locate the cause of the fault, the matter shall be immediately escalated upward to the manufacturer’s second-line support team, and Party A shall be notified by email; if repair is not completed within more than 24 hours, the complete machine shall be directly replaced.
8	Emergency services	When a suspected hardware fault causes a major business failure, Party B shall provide four-hour-level rapid response, including technical support, spare parts and on-site support, etc.; Party A undertakes that the number of emergency services shall not exceed six times per quarter.
9	Dedicated personnel on duty during important periods	During major events, Party B shall provide technical personnel and spare parts on-site services free of charge. During key protection periods, hardware repair and replacement for equipment failures must be completed within two hours; Party A undertakes that this shall not exceed three times per year.
10	Non-return service for hard disk media	For storage media replaced during repair (BF3, SATA hard disks, NVMe, etc.), on-site personnel shall destroy them on site, and the hardware shall not leave the computer room. The service validity period shall be consistent with the maintenance period for the computing power equipment.

3.2 Service Levels and Timeliness

3.2.1 7x24-Hour Services

1. Repair service time: Party A may report faults 7x24 hours a day through the dedicated telephone number and email provided by Party B;

2. Repair method: When Party A discovers a suspected hardware fault (including BIOS, BMC and other firmware), it shall report the repair in real time through the repair platform, send incremental requirements every two hours, and send full requirements to Party B’s designated email at 14:00 and 23:50;

3. On-site service time: After Party B receives the repair request, it shall promptly arrange personnel to bring spare parts for on-site repair or whole-machine replacement;

4. Service closure: repair shall be completed within 24 hours, and the repair result shall be subject to Party A’s evaluation; if completion is impossible due to special reasons, Party A shall be notified by email and a dedicated person shall follow up daily.

3.2.2 Four-Hour Services

Four-hour services are value-added services and require separate negotiation and confirmation by both parties. The core requirements are:

1. 7x24-hour all-weather repair reporting, with real-time reporting by telephone/email/work order;

2. After Party B receives the notice, it shall bring spare parts to complete repair or whole-machine replacement within four hours;

3. The repair result shall be subject to Party A’s evaluation, and special circumstances shall be notified by email and followed up daily.

4. Maintenance Spare Parts

4.1 Spare Parts and Spare Machine Requirements

1. Party B shall establish and continuously improve the spare parts and spare machine inventory, ensure the stability of the computing power underlying layer and operation and maintenance SLA, and shall not cause repair delays due to insufficient spare parts/spare machines;

2. Party B shall dynamically adjust inventory quantities according to the retained quantity and fault rate of computing power equipment, and send Party A the spare parts/spare machine inventory table each week;

3. Party A shall have the right to conduct unscheduled on-site inspections of Party B’s spare parts inventory, and Party B shall cooperate;

4. All on-site spare parts/spare machines shall be in a healthy state. The PN and FW of the maintained parts shall comply with Party A’s baseline and mixed insertion rules, and the repair process shall be supervised by Party A’s on-site engineers in the computer room.

4.2 Feedback on Spare Parts and Spare Machine Levels

Party B shall synchronize the spare parts level status with Party A’s computing power operation team each week. The contents shall include: spare part type, category, region, disk quantity, consumption forecast and risk feedback (accurate to MPN granularity, including solutions and expected dates).

4.3 Spare Machine and Spare Part Timeliness

1. Coverage rate: for repair orders notified by email, spare parts coverage rate shall reach 100%;

2. Transfer timeliness: uncovered spare parts shall be transferred within 24 hours, and the spare part/spare machine hit rate shall reach 100%.

5. Synchronization Services

5.1 Synchronization Mechanism

5.1.1 Regular Monthly Meeting

1. Meeting cycle: completed within the first week of each month;

2. Meeting preparation: Party B submits a monthly service report;

3. Attendees: Party B’s service manager and regional work order coordinators; Party A’s computing power operation team;

4. Reporting topics: SLA achievement indicators, current maintenance status, spare part material levels, causes of non-compliant work orders and solutions, progress in management of major issues, and manufacturer issue feedback.

5.1.2 Annual Summary

1. Meeting cycle: completed within the last month of Party A’s fiscal year;

2. Meeting preparation: Party B submits an annual service report;

3. Attendees: Party B’s sales manager, service manager and regional work order coordinators; Party A’s computing power operation team;

4. Reporting topics: annual maintenance statistics, annual issue sorting, and service improvement and optimization plans.

6. Service Level Agreement (SLA)

6.1 Operation and Maintenance Work Order SLA Indicators

6.1.1 SLA Standards

Service Level	Work Order Type	SLA Timeliness Requirement

1. If the quarterly 24-hour closure achievement rate is <95%, it shall be deemed that the SLA has not been met, and Party B shall rectify and bear liability for breach of contract as agreed in the Agreement;

2. Party B warrants that the monthly downtime rate of computing power servers caused by single-cabinet power failure shall be <0.5% (excluding this number). If exceeded, it shall be deemed that the SLA has not been met, and Party A shall have the right to require Party B to rectify, with rectification costs borne by Party B, without waiving the right to pursue liability for breach of contract.

6.1.2 Party B’s SLA Exemption Scope

Where Party B fails to meet the standard due to Party A’s fault, exemption may be granted after Party A’s determination, including: Party A fails to handle the matter within 24 hours after work order escalation, or work order push fails/workflow is interrupted due to Party A’s reasons.

6.2 IDC Operation and Maintenance Service SLA

6.2.1 Core Definitions

●	5x8: Monday to Friday, 09:00-17:00; 7x24: 24 hours a day, 7 days a week;

●	Scheduled maintenance: operations such as patch installation, hardware replacement/upgrades performed by Party B at Party A’s request;

●	Maintenance window: Party B shall notify Party A 72 hours in advance of routine maintenance and obtain authorization, and the maintenance period shall minimize the impact on Party A’s business.

6.2.2 Telephone Response Time

Incident Severity Level	Response Priority	Response Time	Effective Support Time	Response Update Frequency	Fault Definition

6.2.3 Service Availability Requirements

1. Power availability: ensure 100% uptime for single-route power supply each month, including planned maintenance;

2. Temperature/humidity control: monthly availability 99.9% (downtime <=43.2 minutes), cold aisle relative humidity maintained at 50%-70%, air supply humidity 40%-60%, and recovery within one hour after breach;

3. CrossConnect availability: single-line availability 99.5%, availability of different fiber paths 100%.

6.2.4 Exceptions

The response time/downtime caused by the following circumstances shall not be counted in the SLA: maintenance notified in advance by Party B, faults caused by Party A’s operation/authorization, single-point failure of redundant hardware that does not affect business, force majeure, shutdown due to Party A’s fee arrears, etc.

6.3 Server Operation and Maintenance Service SLA

6.3.1 Core Commitments

Overall server availability shall be 99%-99.5%. Fault repair time (MTTR): within two hours for critical faults, within 24 hours for general faults, and hardware replacement within 2-4 hours (depending on spare parts inventory). If the availability of the computing power services is <99.5% (failing to meet the service SLA), the settlement amount payable by Party A for that month shall be reduced by the computing power service fees corresponding to the unavailable duration.

6.3.2 Fault Levels and Response Times

Fault Level	Response Time	Fault Definition
P1 (Emergency)	0.25 hours	The server/core business is completely unavailable and cannot be recovered, requiring immediate handling
P2 (Major)	0.5 hours	Major business functions are affected and can partially operate, affecting multiple users, requiring prompt handling
P3 (General)	4-8 hours	Minor functions are abnormal, do not affect core business, and may be handled during a planned maintenance window
P4 (Low Priority)	4-24 hours	Routine maintenance and optimization requirements that do not affect normal operations, to be repaired as scheduled

6.3.3 Core Hardware Fault Response and Resolution Requirements

Component	Fault Level	Response Time	Resolution Time	Fault Definition

6.3.4 Hardware Maintenance and Technical Support

1. Fault detection: remotely monitor GPU temperature, power supply, voltage, fans and other statuses through IPMI, BMC, Prometheus, etc.;

2. Periodic inspection: hardware self-test (ECC errors, GPU aging), cleaning and replacement of fans/cooling systems;

3. Software support: regularly update NVIDIA drivers (CUDA, CuDNN), BIOS/BMC firmware, and promptly synchronize NVIDIA vulnerability (CVE) information;

4. Problem management: adopt ITIL standards, escalate faults to L1-L3 support teams, and submit RCA root cause analysis reports and improvement measures within seven days after faults;

5. Remote/on-site support: 7x24 remote technical support (SSH/IPMI/KVM), NBD next business day or four-hour on-site visit, and dedicated technical team on site.

6.4 Network Operation and Maintenance Service SLA

6.4.1 Fault Level Definitions

Fault Level	Fault Definition
Level 1 fault	Causes serious impact on network/business and triggers major business interruption
Level 2 fault	Causes significant impact on network/business and may trigger major business interruption
Level 3 fault	Has certain impact on network/business and may be avoided or handled to a small extent
Level 4 fault	Has relatively small impact on network/business, product functions are limited but core use is not affected
Technical consultation	No business impact, only technical consultation on equipment functions/configuration/operation

6.4.2 Core Network Equipment Fault Handling Requirements

Component	Fault Level	Business Recovery Time	Fault Closure Time	Repair Requirements

6.4.3 Network Service Support

1. Fault detection: remotely monitor switches’ temperature, power supply, voltage, fans, etc. through GRPC, SNMP and SSH;

2. Software support: update switch software versions and patches each quarter and promptly resolve software bugs and equipment connection issues;

3. Problem management: adopt ITIL standards, escalate faults to L1-L3 support teams, and provide root cause analysis and optimization plans;

4. Remote/on-site support: 7x24 remote technical support (telephone/self-service platform), and timely provision of on-site hardware maintenance services.

6.5 Supplier After-Sales Service Acceptance Personnel

Party B shall designate a dedicated team responsible for Party A’s after-sales service. The contact information and division of personnel responsibilities shall be confirmed by both parties by formal email after the contract is signed. If Party B replaces personnel/contact information, it shall notify Party A in writing three working days in advance.

Appendix III (Delivery Schedule Confirmation)

I. List of Deliverables

All computing power service instances under this Agreement shall complete all delivery, cluster networking and Party A’s acceptance before September 30, 2026. The specific batch details are as follows:

Category	Work Item	Start Time	Days (CD)	Completion Time	Responsible Party

Note: If the above delivery plan changes, both parties shall promptly update and jointly confirm the new delivery plan. Neither party may change the above delivery schedule without authorization. If either party changes the delivery schedule without authorization, it shall pay delayed delivery liquidated damages to the other party in accordance with the breach clauses.

II. Delivery Description

1. Delivery method: batch delivery. After Party B completes the deployment and commissioning of each batch of computing power service instances according to the above batches, Party B shall submit an acceptance application to Party A. Party A shall complete acceptance within _10_ working days after receiving the application and issue an acceptance confirmation form after acceptance is qualified;

2. Delivery location:

3. Delivery standards: the computing power service instances delivered by Party B shall meet all technical standards agreed in this Agreement and Appendix II (Technical Service Specifications), the computing power performance of a single node shall reach ________, the cluster networking shall be stable, and the instances shall be able to be put into normal use;

4. Acceptance requirements: if Party A discovers during acceptance that the delivered contents do not conform to the agreement, Party B shall complete rectification within _15_ working days and resubmit for acceptance. The rectification period shall be deemed a delay in delivery, and Party B shall bear liability for breach of contract in accordance with Article 10 of this Agreement;

5. Delivery completion: after Party A completes acceptance of all computing power service instances and issues the acceptance confirmation form, all delivery obligations under this Agreement shall be deemed completed, and Party B shall subsequently provide operation and maintenance services in accordance with this Agreement.